NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: Don Smith
(540) 342-1831

ROANOKE ELECTRIC STEEL ELECTS
WATSON GENERAL COUNSEL AND SECRETARY AND
CRAWFORD TO BOARD OF DIRECTORS

          ROANOKE, Virginia, July 22, 2004 – At a meeting of the Board of Directors of Roanoke Electric Steel Corporation (Nasdaq: RESC) held July 20, 2004, William M. Watson, Jr. was elected General Counsel and Secretary, effective August 2, 2004. Watson, 49, replaces T. Joe Crawford as Corporate Secretary.

          Watson, most recently an attorney with Woods Rogers PLC in Roanoke, has over twenty years of business and legal experience.

          After obtaining his undergraduate degree from Washington & Lee University and law degree from the University of Virginia, Watson clerked for a year in the U. S. District Court in Alabama, prior to beginning a ten-year stint in 1981 with the law firm of McGuire, Woods, Battle & Boothe in Richmond, Virginia.

          Watson then worked in various senior management positions, including General Counsel and Secretary, with Jefferson National Bank and Jefferson Bankshares, Inc. in Charlottesville, Virginia, until 1998, when he joined Wachovia Corporation and Wachovia Bank, N.A. in Winston-Salem, North Carolina. He worked there until 2002, as both Senior Vice President and Secretary, before joining Woods Rogers in Roanoke.

          In a separate action, T. Joe Crawford was elected to the Board of Directors, effective July 20, 2004. Crawford, previously Vice President Administration and Secretary and with 27 years experience with Roanoke Electric Steel, was elected President and Chief Operating Officer in June 2004.

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

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